Exhibit 99.1

Suite 1600 - 777 Dunsmuir Street	Tel: 1-604-689-7317
P.O. Box 10425, Pacific Centre	Fax:1-604-688-0094
Vancouver, BC, Canada V7Y 1K4

SYMBOL: LGC.U	FOR IMMEDIATE RELEASE	October 2, 2003

NORTHERN NEVADA GOLD PROSPECT ACQUIRED

Luna Gold Corp. (TSX-V:LGC.U) is pleased to announce that it has acquired a 100% interest in a new gold property by the recent staking of 22 claims (440 acres) in Nevada. The Crown Point project, including the historic WP Mine, is located 13 miles east-southeast of the Company's Blue Mountain project.

The Crown Point project was identified as a result of a recently initiated regional reconnaissance program centered around the Company's Blue Mountain project. The objective of this program is to identify other gold prospects of merit. Current evaluation is focused on areas that lie along a splay of the Northern Nevada Rift zone, and the Company is presently evaluating other specific areas along this zone for acquisition.

The WP mine was worked in the early 1940's and produced limited tonnages of high-grade antimony ore. The mine exploited a high-grade vein/breccia structure up to 8 feet (2.5 m) wide, and old underground samples reportedly carry up to 0.30 oz/ton gold (ref. Antimony Deposits of Nevada, Nevada Bureau of Mines and Geology, Bulletin #61). Surface expression of the structures consists of sheeted, gold bearing quartz veins that can be traced for close to 6,000 feet (1,850 m) along strike.

The target at Crown Point is a high-grade, underground gold system located within the strong structural zone that was previously exploited for antimony. Present plans for the project include completing further surface sampling and geologic mapping, following completion of similar detailed work at Blue Mountain (currently in progress). Additionally, the Company is considering opening up the caved underground workings to complete new sampling and evaluation of the main structures.

In addition, the Company has retained Patrick De Witt to assist the Company in its corporate communications activities. Mr. De Witt brings to the Company valuable knowledge in the areas of investor & media communications, public markets and securities trading experience. The Company will pay a fee of $2,000 per month and in addition has granted him options to purchase up to 75,000 common shares at a price of US$0.25 per share pursuant to the Company's stock option plan (announced in the Company's September 22, 2003 News Release).

LUNA GOLD CORP.

"Carl Hering"

Carl Hering - Director

For further information contact: 604-689-7317

Website: www.lunagold.com

Forward-Looking Statements:

Statements in this release that are forward-looking statements are subject to various risks and uncertainties concerning the specific factors identified in the Luna Gold Corp. periodic filings with Canadian Securities Regulators. Such forward-looking information represents management's best judgment based on information currently available. No forward-looking statement can be guaranteed and actual future results may vary materially. Luna Gold Corp. does not assume the obligation to update any forward-looking statement.